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                                                                      EXHIBIT 99


                 STOCK OPTION POLICY FOR NON-EMPLOYEE DIRECTORS


                                    SECTION 1

                                   DEFINITIONS

       1.1 Agreement means a written agreement (including any amendment or supplement thereto) between the Bank and a Participant specifying the terms and conditions of an Option granted to such Participant.

       1.2 Associate Directors are those persons selected and designated as such by the Board to be members of a local Board in communities both inside and outside Greensboro in which the Bank maintains one or more offices.

       1.3          Bank means Triad Bank.

       1.4          Board means the Board of Directors of the Bank.

       1.5 Director means any non-employee member of the Bank's Board of Directors.

       1.6 Committee means the committee appointed by the Board to administer the Policy pursuant to Section 3.

       1.7 Common Stock means the common stock of the Bank ($2.50 par value per share).

       1.8 Fair Market Value means, on any given date, the average of the closing quoted "bid" price and the closing quoted "asked" price on the preceding business day as given by any licensed market maker in the Common Stock, or, in the discretion of the Board, the fair market value as determined in good faith at the time of grant of such option by decision of the Board.

       1.9 Option means a stock option that entitles the holder to purchase from the Bank a stated number of shares of Common Stock at the price set forth in an Agreement.

       1.10 Participant means a Director or Associate Director of the Bank who satisfies the requirements of Section 4 and is selected by the Committee to receive an Option.

       1.11 Policy means the Triad Bank Stock Options Policy for Non-Employee Directors as set forth herein.


                                    SECTION 2

                                    PURPOSES

This Policy is intended to assist the Bank in recruiting and retaining prominent Directors and Associate Directors with ability and initiative and to reward such Directors and Associate Directors


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who contribute significantly to the Bank's long-term growth and profitability by allowing them to participate in its success and to associate their interests with those of the Bank. It is further intended that Options granted under the Policy shall constitute non-qualified stock options. The proceeds received by the Bank from the sale of Common Stock pursuant to the Policy shall be used for general corporate purposes.

                                    SECTION 3

                                 ADMINISTRATION

The Policy shall be administered by the Board through its Committee, which shall consist of not fewer than three members of the Board to be selected by the Board from time to time. The Committee shall have authority (subject to Board approval and ratification) to grant Options upon such terms (not inconsistent with the provisions of the Policy) as it may consider appropriate, in accordance with
Section 6. Such terms may include conditions (in addition to those contained in the Policy) upon the exercisability of all or any part of an Option. Notwithstanding any such conditions, the Committee may accelerate the time at which any Option may be exercised. In addition, the Committee shall interpret all provisions of the Policy; draft the form of Agreements; adopt, amend, and rescind rules and regulations pertaining to the administration of the Policy; and make other determinations necessary or advisable for the administration of the Policy. However, the express grant in the Policy of any specific power to the Committee shall not be construed as limiting the power or authority of the Board which shall have authority and control over all Committee actions. No member of the Committee shall be liable for any act done in good faith with respect to the Policy, any Agreement or Option. All expenses of administering the Policy shall be borne by the Bank.

                                    SECTION 4

                                   ELIGIBILITY

All Non-Employee Directors and Associate Directors of the Bank who, in the judgment of the Committee, have contributed or can be expected to contribute to the profits or growth of the Bank may be granted one or more Options.

                                    SECTION 5

                            STOCK SUBJECT TO OPTIONS

Upon the exercise of any Option, the Bank may deliver to the Participant authorized but unissued capital stock. The maximum aggregate number of shares of Common Stock that may be issued pursuant to Options granted under the Policy is 60,000 subject to adjustment as provided in Section 11. If an Option expires or is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the




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Option or portion thereof may be reallocated to other Options to be granted under the Policy.

                                    SECTION 6

                               GRANTING OF OPTIONS



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       6.01         Grants. On recommendation by the Committee, the Board may
                    grant Options and authorize the Bank to enter into Stock Option Agreements with Directors and Associate Directors as follows:

                 (a) Each current Non-Employee Director shall be granted options to purchase up to 300 shares of Common Stock for each completed full year of past service as a Director through 1992; provided, however, that the maximum number of such shares to be granted under this subparagraph (a) to any one Director shall not exceed 3,000 and such grants shall be made upon the effective date of this policy;

                 (b) Each current Associate Director shall be granted options to purchase up to 100 shares of Common Stock for each completed full year of past service as an Associate Director through 1992; provided, however, that the maximum number of such shares to be granted under this subparagraph (b) to any one Associate Director shall not exceed 500 and such grants shall be made upon the effective date of this policy;

                 (c) In addition, each Non-Employee Director shall be granted options to purchase up to 300 shares of Common Stock for each of the next five (5) calendar years after 1992, in which the Bank attains certain Board-adopted goals, including deposit growth, profits for such calendar year, operating ratios, and other criteria as established by the Board and subject to the Director attaining 75% attendance at all Board and Committee Meetings during the year.

                 (d) In addition, each Associate Director shall be granted options to purchase up to 100 shares of Common Stock for each of the next five (5) calendar years after 1992 in which the Bank attains its Board-adopted goals including deposit growth, profits for such calendar year, operating ratios, and other criteria as established by the Board and subject to the Associate Director attaining 75% attendance at all Board and Committee Meetings during the year.




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       6.02         Generally. The Committee may recommend the granting of
                    additional Options to Directors or Associate Directors of a specified number of shares of the Bank's Common Stock, which shall be subject to approval and ratification by the Bank's Board of Directors. The granting of additional Options and the specified number of such shares of Common Stock under the Option shall be based on the attainment of certain corporate goals, individual achievements and efforts, and other criteria as determined by the Committee, including (i) the Bank's growth in assets and profitability, (ii) individual Directors' or Associate Directors' attendance at regularly scheduled meetings, and (iii) other factors as the Committee or Board may deem appropriate from time to time.

                    From time to time, the Committee shall evaluate the attainment of the Bank's profitability and growth, and the individual performance of each Director's and Associate Director's achievements in enhancing the growth of the Bank. The Committee shall then determine the number of additional options to be granted (if any) to each eligible Director or Associate Director and make such recommendations to the Board for its approval.

                                    SECTION 7

                                 MAXIMUM NUMBER

        The maximum aggregate number of shares (as adjusted pursuant to Section
        11) shall not exceed 60,000 shares of Common Stock. Furthermore, the maximum number of shares of Common Stock to be optioned under this policy to any one Non-Employee Director may not exceed 5,000 shares, or to any one Associate Director may not exceed 2,000 shares, subject to adjustment provided in Section 11.

                                    SECTION 8

                                  OPTION PRICE

        The price per share for Common Stock purchased by the exercise of any Option granted under the Policy shall be the Fair Market Value per share on the date the option was approved by the Board.

                                    SECTION 9

                               EXERCISE OF OPTIONS



       9.01 Non-transferability. Any Option granted under the Policy shall be nontransferable except upon death by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the




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                    Participant. No right or interest of a Participant in
                    any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

       9.02 Acceleration of Exercise of Options. In the event of a merger, consolidation, or change in control of the Bank, the Committee, with the approval of the Board, may accelerate the granting of any unissued Options up to a maximum per Director or Associate Director (as provided in Section 6) within 30 days of such event.

       9.03 Termination of a Directorship. (a) In the event of the death, disability, retirement, or non-reelection of a Director, any outstanding Options of that Director must be exercised by such Participant or the personal representative of his estate within 120 days of such event or they will then lapse and become null and void, or (b) If a Director is terminated for "Cause", including but not limited to divulging trade secrets or customer lists, association with a competitive financial institution, fraud, embezzlement, or other reason which the Directors determine in the best interest of the Bank, such termination shall render any Options outstanding under this Policy immediately null, void, and non-exercisable.

                                   SECTION 10

                               METHOD OF EXERCISE

      10.01 Exercise. Subject to the provisions of Sections 9, 10 and 15, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee, with the approval of the Board, shall determine. An Option granted under the Policy may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an Option shall not affect the Option as to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of the Option to the extent of the number of shares with respect to which the Option is exercised.

      10.02 Payment. Unless otherwise provided by the Agreement, payment of the option price shall be made in full at the time of exercise.

      10.03 Shareholder Rights. No Participant shall, as a result of receiving any Option, have any rights as a shareholder until the date he exercises such Option and pays for the stock in full.




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                                   SECTION 11

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

Should the Bank effect one or more stock dividends, stock splits, subdivisions or consolidations of shares, recapitalization of shares, or other similar changes in capitalization, the maximum number of shares as to which Options may be granted under the Policy shall be proportionately adjusted and the Options previously granted shall be adjusted as the Committee shall determine to be equitably required. Any determination made under this Section 11 by the Committee and approved and ratified by the Board shall be final and conclusive.

                                   SECTION 12

              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Policy except in compliance with all applicable federal and state laws and rules of all domestic stock exchanges or over-the-counter markets on which the Bank's shares may be listed. The Bank shall have the right to rely on the opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Committee may deem advisable or desirable. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Policy until the Bank has obtained such consent or approval as the Committee and the Board may deem advisable from regulatory bodies having jurisdiction over such matters.

                                   SECTION 13

                               GENERAL PROVISIONS



      13.01 Effect on Employment. Neither the adoption of the Policy, its operation, nor any documents describing or referring to the Policy (or any part thereof) shall confer on any Director or Associate Director any right to continue in the Directorship of the Bank or in any way affect any right and power of the Board to terminate the Directorship of any Director or Associate Director at any time with or without assigning a reason therefor.

      13.02 Unfunded Policy. The Policy, insofar as it provides for grants, shall be unfunded, and the Bank shall not be required to segregate any assets that may at any time be represented by grants under the Policy. Any liability of the Bank to any person with respect to any grant under the Policy shall be based solely upon any contractual obligations that may be created pursuant to the Agreement. No such obligation of the Bank shall be




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                    deemed to be secured by any pledge of, or encumbrance on,
                    any property of the Bank.

      13.03 Rules of Construction. Headings are given to the Sections of the Policy solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                   SECTION 14

                                    AMENDMENT

The Board may amend or terminate the Policy from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) increases the aggregate number of shares that may be issued under Options or (ii) changes the class of Directors eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

                                   SECTION 15

                               DURATION OF POLICY

No Option may be granted after March 31, 1998, or exercised after December 31, 1998.

                                   SECTION 16

                            EFFECTIVE DATE OF POLICY

Options may be granted under the Policy upon its adoption by the Board and approval at a duly held shareholders' meeting by shareholders holding a majority of the Bank's outstanding voting stock within twelve months of such adoption by the Board. This Policy was approved by the Board of Directors on February 16, 1993, subject to the Policy being approved by the shareholders as provided herein.